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                         FORM OF SUB-ADVISORY AGREEMENT

          AGREEMENT, made as of the ___ day of _____________, 2002, by and between BACAP ADVISORY PARTNERS, LLC, a Delaware limited liability company ("BACAP"), and ALKEON CAPITAL MANAGEMENT, LLC, a Delaware limited liability company ("Alkeon").

                               W I T N E S S E T H

          WHEREAS, BACAP Opportunity Strategy, LLC, a Delaware limited liability company (the "Fund"), intends to engage in business as a non-diversified, closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act");

          WHEREAS, BACAP has entered into an Investment Advisory Agreement with the Fund dated as of _____________, 2002 (the "Investment Advisory Agreement"), pursuant to which the Fund has retained BACAP to serve as the investment adviser of the Fund;

          WHEREAS, pursuant to the Investment Advisory Agreement, BACAP is authorized to enter into a sub-advisory agreement with an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), subject to such approvals of the Board of Managers of the Fund (the "Board") and the Members of the Fund as may be required to comply with applicable provisions of the Investment Company Act, to obtain any or all of the investment advisory services required to be provided by BACAP under the Investment Advisory Agreement;

          WHEREAS, Alkeon is registered as an investment adviser under the Investment Advisers Act and engages in the business of acting as an investment adviser;

          WHEREAS, BACAP, with the approval of the Board, desires to delegate to Alkeon the duty to manage the portfolio investments of the Fund in the manner and on the terms and conditions hereinafter set forth; and

          WHEREAS, Alkeon desires to be retained to perform such services on said terms and conditions.

          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

          1. GENERAL PROVISIONS.

          BACAP hereby retains Alkeon to act as the sub-adviser of the Fund and to perform, subject to the general supervision of BACAP and the Board, such duties and functions as are set forth in paragraph 2. Alkeon shall, for purposes of this Agreement, be deemed an independent contractor and shall not have, except as expressly provided or authorized herein, any authority to act for or represent BACAP or the Fund in any way or otherwise to serve as or to be deemed an agent of the Fund. Alkeon shall, in all matters, give to BACAP, the Fund and the Board the benefit of its best judgment, effort, advice and recommendations and shall provide

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services hereunder in a manner consistent with: (a) the provisions of the
Investment Company Act and any applicable rules and regulations thereunder; (b) any other applicable provisions of Federal or state law; (c) the provisions of the Limited Liability Company Agreement of the Fund, as amended from time to time; (d) the policies and determinations of the Board, (e) the investment policies and investment restrictions of the Fund as reflected in the registration statement of the Fund and as such policies may, from time to time, be amended; and (f) the Prospectus and Statement of Additional Information of the Fund, as may be amended from time to time. The appropriate officers and employees of Alkeon shall be available upon reasonable notice for consultation with any members of the Board or officers of the Fund or BACAP with respect to any matters dealing with the business and affairs of the Fund.

          2.  DUTIES OF ALKEON.

          (a) Alkeon shall, subject to the general supervision of BACAP and the
Board: (i) manage the Fund's investment portfolio and make and implement all decisions regarding the investment and reinvestment of the assets of the Fund;
(ii) provide statistical, research and other factual data for use in connection with the Fund's investment program; (iii) place all orders for the purchase and sale of investments by the Fund and monitor the execution of transactions for the Fund and the settlement and clearance of such transactions; (iv) maintain such internal systems and controls as may be necessary to provide reasonable assurance that the investment advisory services of Alkeon provided to the Fund are provided in a manner consistent with the investment objectives, policies and restrictions of the Fund and with the requirements of applicable laws and regulations; (v) provide or maintain such facilities as may be necessary in rendering the services set forth in clauses (i) through (iv) of this paragraph 2(a); and (vi) provide all other services that BACAP may reasonably deem necessary or convenient to the foregoing.

          (b) Nothing in this Agreement shall prevent Alkeon or any affiliate thereof from acting as investment adviser for any other person, firm, fund, corporation or other entity and shall not in any way limit or restrict Alkeon, or any of its affiliates, or their respective directors, officers, stockholders or employees from buying, selling or trading any securities or other investments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by Alkeon of its duties and obligations under this Agreement and under the Investment Advisers Act and further provided that such activities do not violate any provisions of the code of ethics of Alkeon governing personal securities trading by persons who are "access persons," as defined by Rule 17j-1 under the Investment Company Act.

          3.  ALLOCATION OF EXPENSES.

          Alkeon shall pay all expenses incurred by it in providing services under this Agreement, including, but not limited to, the salaries, employment benefits and other related costs of those of its personnel engaged in providing investment advice to the Fund hereunder, and the costs of office space, office equipment, telephone and postage.

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          4.  COMPENSATION OF ALKEON.

          In consideration of the services provided by Alkeon under this Agreement, BACAP will pay Alkeon a monthly fee computed at the annual rate of 0.25% of the aggregate value of outstanding Interests determined as of the last day of each month (before any repurchases of Interests or incentive allocations).

          5.  PORTFOLIO TRANSACTIONS AND BROKERAGE.

          (a) Alkeon shall be responsible for the selection of brokers or dealers to execute the Funds' portfolio transactions. In selecting brokers or dealers to execute transactions on behalf of the Fund, Alkeon generally shall seek to obtain the best price and execution for the transactions, taking into account factors such as price, size of order, difficulty of execution and operational facilities of a brokerage firm, the scope and quality of the brokerage services provided, and such brokerage firm's risk in positioning a block of securities.

          (b) Consistent with the principle of seeking best price and execution in connection with the Fund's portfolio transactions, Alkeon shall have discretion, in the interests of the Fund, to place orders for the Fund with brokers or dealers that provide Alkeon with research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), including, without limitation, supplemental research, market and statistical information, including advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, and furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts, which may assist Alkeon in managing the assets of the Fund or other accounts for which Alkeon or any affiliate of Alkeon exercises "investment discretion" (as that term is defined in Section 3(a)(35) of the 1934 Act). Alkeon shall have discretion to cause the Fund to pay such brokers or dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if Alkeon determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of Alkeon or its affiliates with respect to accounts as to which they exercise investment discretion. In reaching such determination, Alkeon will not be required to place or attempt to place a specific dollar value on the brokerage or research services provided or being provided by such broker or dealer. In demonstrating that such determinations were made in good faith, Alkeon shall be prepared to show that all commissions were allocated for purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Board were reasonable in relation to the benefits to the Fund.

          (c) Alkeon shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker or dealer on the basis of its purported or "posted" commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible brokers or dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund.

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          (d) The Fund recognizes that a broker or dealer affiliated with BACAP or Alkeo (i) may act as one of the regular brokers for the Fund so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Fund; and (iii) may effect portfolio transactions for the Fund only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act to be within the permissible level of such commissions.

          (e) Subject to the foregoing provisions of this paragraph 5, Alkeon may also consider sales of Interests as a factor in the selection of brokers or dealers for its portfolio transactions.

          6.  BOOKS AND RECORDS.

          Alkeon agrees that all records that it maintains for the Fund, on behalf of BACAP, are the property of the Fund and further agrees to surrender promptly to the Fund or to BACAP any of such records upon request. Alkeon further agrees to preserve for the periods prescribed by applicable laws, rules and regulations all records required to be maintained by Alkeon on behalf of BACAP under such applicable laws, rules and regulations, or such longer period as BACAP may reasonably request from time to time.

          7.  DURATION.

          This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 12 hereof, this Agreement shall remain in effect for an initial term of two (2) years from such date and thereafter shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Board or by the holders of a "majority of the outstanding voting securities" of the Fund (as defined in the Investment Company Act), subject in such case to the approval by a vote of the majority of the Managers who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act and the rules thereunder) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

          8.  DISCLAIMER OF MEMBER OR MANAGER LIABILITY.

          (a) Alkeon understands and agrees that the obligations of BACAP under this Agreement are binding only upon the series of interests of BACAP held by Alkeon and not any other series of interests of BACAP.

          (b) Alkeon understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Member or Manager of the Fund personally, but bind only the Fund and the Fund's property.

          (c) Alkeon acknowledges that it has notice of the provisions of the Limited Liability Company Agreement of the Fund, as amended from time to time, disclaiming Member and Manager liability for acts and obligations of the Fund.

                                       4

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          9.  EXCULPATION; INDEMNIFICATION.

          (a) Alkeon will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but Alkeon shall not be liable to the Fund or BACAP for any error of judgment or mistake of law or for any loss suffered by the Fund or BACAP in connection with the performance by Alkeon of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Alkeon or any of its officers, directors, employees or agents (collectively, the "Affiliates") in the performance of their duties under this Agreement, or from reckless disregard by Alkeon or its Affiliates of their obligations or duties under this Agreement.

          (b) The Fund shall indemnify and hold harmless Alkeon and its Affiliates (each, an "Indemnified Person") against any and all losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, reasonably incurred by them in connection with, or resulting from, their actions or inactions in connection with the performance of their duties under this Agreement, except those losses, claims, damages or liabilities resulting from willful misfeasance, bad faith or gross negligence in the performance by the Indemnified Persons of their duties under this Agreement, or the reckless disregard of their obligations or duties under this Agreement.

          (c) Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph 9 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph 9 to the fullest extent permitted by law.

          10. REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) Representations, Warranties and Covenants of Alkeon.

              (i) Alkeon is now, and will continue to be, a limited liability company duly formed and validly existing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

              (ii) Alkeon is registered as an investment adviser with the Securities and Exchange Commission ("SEC") under the Investment Advisers Act and maintains all other required registrations and/or licenses. Alkeon shall maintain any and all required registrations and licenses in effect at all times during the term of this Agreement.

              (iii) Alkeon at all times shall provide its best judgment and effort to BACAP and the Fund in carrying out its obligations hereunder.

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          (b) Other Covenants. Alkeon further agrees that:

              (i) as required by applicable laws and regulations, it will maintain books and records with respect to the Fund's securities transactions and it will furnish to BACAP and to the Board such periodic and special reports as BACAP or the Board may reasonably request; and

              (ii) it will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and will not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by BACAP or the Fund or when so requested by BACAP or the Fund, or required by law or regulation.

          (c) Representations, Warranties and Covenants of BACAP.

              (i) BACAP is now, and will continue to be, a limited liability company duly organized and validly existing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and to carry out its duties and obligations hereunder.

              (ii) BACAP is registered as an investment adviser with the SEC under the Investment Advisers Act. BACAP shall maintain such registration in effect at all times during the term of this Agreement.

          11. ASSIGNMENT OR AMENDMENT.

          Any amendment to this Agreement shall be in writing and shall be subject to: (a) the approval of the Board, including the vote of a majority of the Managers who are not "interested persons," as defined by the Investment Company Act, of the Fund or any party to this Agreement; and (b) the affirmative vote or written consent of the holders of a "majority of the outstanding voting securities" of the Fund," as defined by the Investment Company Act, to the extent such a vote of security holders is required by the Investment Company Act. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined in the Investment Company Act.

          12. TERMINATION.

          This Agreement may be terminated (a) by Alkeon at any time without penalty upon sixty (60) days' written notice to BACAP and the Fund (which notice may be waived by the Fund); or (b) by the Fund at any time without penalty upon sixty (60) days' written notice to Alkeon or BACAP, provided that such termination by the Fund shall be directed or approved by the Board or by the vote of the holders of a "majority of the outstanding voting securities" of the Fund, as defined by the Investment Company Act.

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          13. NOTICES.

          Any notice or other communication required to be or that may be given hereunder shall be in writing and shall be delivered personally, telecopied, sent by certified, registered or express mail, postage prepaid or sent by national next-day delivery service and shall be deemed given when so delivered personally or telecopied, or if mailed, two days after the date of mailing, or if by next-day delivery service, on the business day following delivery thereto:

          (a) If to BACAP, to:

              BACAP Advisory Partners, LLC
              101 South Tryon Street
              Charlotte, NC 28255
              Attention:  Edward D. Bedard
                          Chief Operating Officer
              Telecopier: (704) 386-3665

          (b) If to Alkeon, to:

              Alkeon Capital Management, LLC
              350 Madison Avenue
              9/th/ Floor
              New York, NY 10017
              Attention:  Panayotis Sparaggis
                          Managing Member
              Telecopier: (212) 389-8756

          14. QUESTIONS OF INTERPRETATION.

          This Agreement shall be governed by the laws of the State of North Carolina applicable to agreements made and to be performed entirely within the State of North Carolina (without regard to any conflicts of law principles thereof). Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

          15. DEFINITIONS.

          The terms and provisions of the Agreement shall be interpreted and defined in a manner consistent with the terms and provisions of the Investment Company Act and the rules thereunder.

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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.


                                        BACAP ADVISORY PARTNERS, LLC


                                        By:  __________________________________
                                             Name:
                                             Title:

                                        ALKEON CAPITAL MANAGEMENT, LLC


                                        By:  __________________________________
                                             Name:
                                             Title:

The provisions of Section 9 are hereby agreed to and accepted.

BACAP OPPORTUNITY STRATEGY, LLC


By:  ____________________________
     Name:
     Title:

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